UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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CHURCHILL DOWNS INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCHILL DOWNS INCORPORATED

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2013

To the Shareholders of

Churchill Downs Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Churchill Downs Incorporated (the “Company”), a Kentucky corporation, will be held at Arlington International Racecourse, 2200 W. Euclid Avenue, Arlington Heights, Illinois 60006, on Tuesday, April 23, 2013, at 10:00 a.m., C.S.T., for the following purposes:

I.	To elect four (4) Class II Directors for a term of three (3) years (Proposal No. 1);

II.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 (Proposal No. 2);

III.	To conduct an advisory vote on executive compensation (Proposal No. 3); and

IV.	To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

The close of business on February 27, 2013 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith or vote by telephone or over the Internet.

By Order of the Board of Directors.

ALAN K. TSE

Executive Vice President,

General Counsel and Secretary

March 25, 2013

CHURCHILL DOWNS INCORPORATED

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

PROXY STATEMENT

Annual Meeting of Shareholders to Be Held on April 23, 2013

The enclosed Proxy is being solicited by the Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated (the “Company”) to be voted at the 2013 Annual Meeting of Shareholders to be held on Tuesday, April 23, 2013, at 10:00 a.m., C.S.T. (the “Annual Meeting”), at Arlington International Racecourse, 2200 W. Euclid Avenue, Arlington Heights, Illinois 60006, and any adjournments thereof. This solicitation is being made primarily by mail and at the expense of the Company. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Proxy Card and this Proxy Statement are being sent to shareholders on or about March 25, 2013.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on February 27, 2013, are entitled to notice of and to vote at the Annual Meeting. On that date, 17,630,829 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Under the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the applicable provisions of Kentucky law, abstentions and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

If the enclosed Proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A SHAREHOLDER DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY THE SHAREHOLDER’S PROXY WILL BE VOTED: (I) FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER “ELECTION OF DIRECTORS;” (II) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013; (III) FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC; AND (IV) IN THE DISCRETION OF THE PERSON OR PERSONS VOTING THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Shareholders may also vote by telephone or over the Internet. Please refer to the instructions on your proxy card or the information forwarded by your bank, broker or other holder of record. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on April 22, 2013.

Revocation of Proxy

A proxy may be revoked at any time before the shares it represents are voted by giving written notice of revocation to the Secretary of the Company at its principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, and such revocation shall be effective for all votes after receipt or by delivery of a properly executed, later-dated proxy, including an Internet or telephone vote, or by voting in person at the Annual Meeting.

Important Information Regarding Delivery of Proxy Materials

What is “Notice and Access”?

The Securities and Exchange Commission has adopted amendments to the proxy rules that change how companies must provide proxy materials. Under these rules, often referred to as the “notice and access” model, companies can elect to make materials available to shareholders using either the “notice only” or “full set delivery” options. A company may use either option for all of its shareholders or may use one method for some shareholders and the other method for others.

What is the “Full Set Delivery” Option?

Under this option, a company continues to provide all proxy materials as it did prior to the change in the proxy rules. Materials may be provided in paper form and sent via mail or, if a shareholder has previously elected, may be provided in electronic form and sent via e-mail. In addition to delivering materials to shareholders, the Company is obligated to post all proxy materials on a publicly available website and provide information to shareholders about how to access that website.

In connection with its 2013 Annual Meeting of Shareholders, the Company has elected to use the “full set delivery” option. Accordingly, each shareholder will receive the Company’s proxy materials by mail or, if previously agreed to by a shareholder, by e-mail. These proxy materials include the Notice of Annual Meeting of Shareholders, proxy statement, proxy card and Annual Report. These materials are also available at http://www.churchilldownsincorporated.com/proxy.

What is the “Notice Only” Option?

Under this option, a Company posts all of its proxy materials on a publicly available website. Instead of delivering proxy materials to shareholders via mail or e-mail, the Company delivers a “Notice of Internet Availability of Proxy Materials.” This notice includes, among other matters: (i) information on the date and time of the annual meeting of shareholders and items to be considered at such meeting; (ii) information regarding the website where the proxy materials are posted; and (iii) various methods by which a shareholder may request paper or electronic copies of the proxy materials. If a shareholder requests paper copies of proxy materials, these materials must be sent to the shareholder within three (3) business days via first-class mail.

Will the Company Use the “Notice Only” Option in the Future?

Although the Company has elected to use the “full set delivery” option in connection with the 2013 Annual Meeting of Shareholders, it may choose to use the “notice only” option in the future. By reducing the amount of materials that a company needs to print and mail, the “notice only” option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the “notice only” option have also experienced a lower participation rate—meaning that fewer shareholders voted in these companies’ annual elections. The Company plans to evaluate the future possible cost savings as well as the possible impact on shareholder participation as it considers future use of the “notice only” option.

As a Shareholder, What Do I Need to Do?

If you would prefer to continue receiving paper copies of proxy materials if the Company elects to use the “notice only” option for future annual meetings, please mark the “Materials Election” box on your proxy card (or provide this information when you vote telephonically or via the Internet).

As noted above, if the Company elects to use the “notice only” option, it must provide paper copies via first class mail to any shareholder who, after receiving the Notice of Internet Availability of Proxy Materials, nevertheless requests paper copies. So, for example, even if you do not check the “Materials Election” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice of Internet Availability of Proxy Materials in the future. Because first class postage is significantly costlier than bulk mail rates and because each such request must be processed on a shareholder-by-shareholder basis, the cost of responding to a single request for paper copies is likely to be significantly greater than the per shareholder cost the Company currently incurs in delivering proxy materials via bulk mail. Accordingly, requests for paper copies could significantly undermine or eliminate expected cost savings associated with the “notice only” option.

By developing in advance a database of shareholders who would prefer to continue receiving paper copies of proxy materials, the Company would be able to use the “full set delivery” option for these shareholders—using bulk mail to deliver the paper copies—while using the “notice only” option for other shareholders. Company management believes this would significantly reduce the number of requests for paper copies that the Company would need to process on a shareholder-by-shareholder basis and would position the Company to better capture cost savings should it elect to use the “notice only” option in the future. We appreciate your assistance in helping us develop this database through the proxy card, telephonic and Internet voting processes.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth information as of February 27, 2013 (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director of the Company, each named executive officer (as defined in “Executive Compensation-Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 17,630,829 shares of Common Stock outstanding as of February 27, 2013. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company. The Company’s Insider Trading Policy requires that directors, officers or other employees of the Company must obtain pre-clearance from the Company’s General Counsel at least two (2) weeks prior to the proposed execution of documents evidencing the pledge of any shares of the Company’s Common Stock.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
The Duchossois Group, Inc. (f/k/a Duchossois Industries, Inc.) 845 Larch Avenue Elmhurst, IL 60126	3,000,000		17.01
GAMCO Investors, Inc. and affiliates One Corporate Center Rye, NY 10580-1435	1,191,915	(1)	6.76
Wellington Management Co. LLP 280 Congress Street Boston, Massachusetts 02210	890,336		5.04
Ulysses L. Bridgeman, Jr.	-0-		*
Leonard S. Coleman, Jr.	4,500		*
Craig J. Duchossois	3,154,787	(2)	17.89
Richard L. Duchossois	3,237,141	(3)	18.36
Robert L. Fealy	-0-		*
Daniel P. Harrington	233,299	(4)	1.32
G. Watts Humphrey, Jr.	51,000		0.28
James F. McDonald	2,011		*
R. Alex Rankin	5,587		*
Darrell R. Wells	140,000		0.79
William C. Carstanjen	66,940	(5)	0.37
Robert L. Evans	212,171	(6)	1.20
James E. Gay	22,335	(7)	0.12
William E. Mudd	53,227	(8)	0.30
Alan K. Tse	1,643	(9)	*
15 Directors and Executive Officers as a Group	4,047,500	(10)(11)	22.95

*	Less than 0.1%

(1)

In October of 2012, GAMCO made a 13D filing with the Securities and Exchange Commission disclosing that the acquisition of additional shares of the Company pushed it over a 5% beneficial interest (disclosing that among its collective subsidiaries and affiliates it possessed beneficial interest of 6.69%). The percent of class reflected in the above table includes a 4.85% interest held by GAMCO Asset Management, Inc., a 1.55% interest held by Gabelli Funds, LLC, a 0.42% interest held by Teton Advisors, and a 0.01% interest held by Mario J. Gabelli. All are related entities.

(2)

Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Craig J. Duchossois shares voting and investment power with respect to 3,000,000 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 137,141 shares owned by 845

Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. Mr. Craig J. Duchossois also shares voting and investment power with respect to 17,646 shares owned by three trusts. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Craig J. Duchossois, 3,137,141 shares are also listed as beneficially owned by Mr. Richard L. Duchossois.

(3)

Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 3,000,000 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 137,141 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. Mr. Richard L. Duchossois also shares voting and investment power with respect to 100,000 shares owned by the RLD Revocable Trust. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 3,137,141 shares are also listed as beneficially owned by Mr. Craig J. Duchossois.

(4)	Mr. Harrington shares voting and investment power with respect to 233,299 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares.

(5)

Excludes 61,070 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of the applicable two and three-year restriction periods, in which such shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards and 15,000 restricted shares awarded pursuant to Mr. Carstanjen’s employment agreement over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of the three-year restriction period ending March 31, 2014.

(6)

Includes 65,000 vested restricted stock units and 142,500 currently exercisable options, but excludes 37,500 non-exercisable options and 96,406 restricted shares awarded pursuant to Mr. Evans’ employment agreement over which Mr. Evans has neither voting nor dispositive power until the lapse of certain restrictions pursuant to the restricted stock agreements governing the awards.

(7)

Excludes 24,545 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Gay has neither voting nor dispositive power until the lapse of the applicable two and three-year restriction period, in which shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards.

(8)

Includes 4,500 shares issuable under currently exercisable options, but excludes 47,093 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Mudd has neither voting nor dispositive power until the lapse of applicable two and three-year restriction periods, in which such shares vest quarterly in equal installments, pursuant to the restricted stock agreements governing these awards and 15,000 restricted shares awarded pursuant to Mr. Mudd’s employment agreement over which Mr. Mudd has neither voting nor dispositive power until the lapse of a restriction period ending on March 31, 2015.

(9)

Excludes 7,080 restricted shares awarded under the Company’s Long Term Incentive Plan (2007 Omnibus Plan) over which Mr. Tse has neither voting nor dispositive power until the lapse of the two and three-year restriction periods ending March 31, 2014.

(10)	See “Executive Officers of the Company” and “Election of Directors” herein.

(11)	Includes 147,000 shares issuable under currently exercisable options.

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office
Robert L. Evans(1) 60	Chairman and Chief Executive Officer since June 2011; Chief Executive Officer from March 2011 to June 2011; President and Chief Executive Officer from August 2006 to March 2011
William C. Carstanjen(2) 45

President and Chief Operating Officer since March 2011; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006

James E. Gay(3) 39

President, Churchill Downs Interactive since October 2012; Senior Vice President and Chief Strategy Officer from March 2012 to October 2012; Senior Vice President of Strategy and Business Development from January 2009 to March 2012; Vice President of Business Development from June 2006 to January 2009; Director of Business Development from March 2003 to June 2006

William E. Mudd(4) 41	Executive Vice President and Chief Financial Officer since October 2007
Alan K. Tse(5) 41	Executive Vice President and General Counsel since March 2011

(1)

Prior to joining the Company, Mr. Evans served as the Managing Director of Symphony Technology Group, a strategic holding group focused on the enterprise software and services market, and as President and CEO of Symphony Services Corp., a product engineering outsourcing services company, from 2002 to 2004. From 1999 to 2000, he served as President and Chief Operating Officer of i2 Technologies/Aspect Development.

(2)

Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company. From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters.

(3)

Mr. Gay has served the Company in various capacities since 2003. Prior to joining the Company, Mr. Gay was employed at the Stanford Investment Group, an investment management firm catering to high net worth individuals. From 1997 to 2001, he held several positions with SunTrust Bank, including positions in SunTrust’s loan syndications and investment banking groups.

(4)

Prior to joining the Company, Mr. Mudd was employed at General Electric Company. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development.

(5)

Prior to joining the Company, Mr. Tse was employed at LG Electronics Mobilecomm U.S.A., Inc., a leading cellular telephone manufacturer in the United States, where from January 2005 through March 2011, he served as Vice President and General Counsel.

Election of Directors

(Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect four (4) persons to serve in Class II of the Board of Directors to hold office for a term of three (3) years expiring at the 2016 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three year term. Currently the Board of Directors is comprised of eleven (11) directors, with four (4) directors in Class I, four (4) directors in Class II and three (3) directors in Class III. The Company has a mandatory retirement age policy with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability, and pursuant to the policy, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. There is one director in Class II that will have met the mandatory retirement age at the Annual Meeting, James F. McDonald. On February 20, 2013 the Nominating and Governance Committee voted to recommend waiving the mandatory retirement age policy in favor of Mr. McDonald’s continued service to the Board. In reaching its’ decision to waive the policy the Nominating and Governance Committee considered the fact that Mr. McDonald is one of the most experienced directors of the Company with regard to technology. Upon the recommendation of the Nominating and Governance Committee, the Board of Directors concluded that Mr. McDonald’s experience and skill sets advance the strategic goals of the Company and the Company would benefit from his continued service as a director, and on February 26, 2013, the Board of Directors waived the effective date of the mandatory retirement age for Mr. McDonald. Mr. Richard L. Duchossois is not subject to the mandatory retirement age policy due to the provisions of the Stockholder’s Agreement between the Company and Duchossois Industries, Inc. (currently known as The Duchossois Group, Inc.) described below.

The Company is a party to a Merger Agreement dated as of June 23, 2000, as amended (the “Merger Agreement”), between the Company and Duchossois Industries, Inc. (currently known as The Duchossois Group, Inc.), under which certain subsidiaries of the Company were merged into certain wholly-owned subsidiaries of Duchossois Industries, Inc. (the “Merger”). The Merger was approved by vote of the Company’s shareholders at a Special Meeting of the shareholders on September 8, 2000. Pursuant to a Stockholder’s Agreement between the Company and Duchossois Industries, Inc., as part of the Merger, Duchossois Industries, Inc. designated three (3) individuals for appointment and election to the Board of Directors. The Stockholder’s Agreement provides that those individuals, Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Robert L. Fealy (or substitute designees reasonably acceptable to the Company), would be nominated to serve as directors of the Company, being allocated as equally as possible among the three classes of directors, for vote of the shareholders of the Company at the annual meeting of shareholders at which each respective class is then submitted for vote by the shareholders. In 2000, the Board of Directors of the Company appointed Mr. Craig J. Duchossois to serve as a member of Class I, Mr. Richard L. Duchossois to serve as a member of Class II and Mr. Robert L. Fealy to serve as a member of Class III. Mr. Craig J. Duchossois, Mr. Richard L. Duchossois and Mr. Robert L. Fealy have each been subsequently re-elected to the Board of Directors.

At the Annual Meeting, the four (4) persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class II. The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of these persons. All of the nominees currently serve as members of Class II and have agreed to serve if re-elected. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected. The biographical information for our directors below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING CLASS II DIRECTORS.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY “FOR” THE ELECTION OF THE CLASS II DIRECTORS NAMED BELOW.

Nominees for Election as Directors

The following table sets forth information relating to the Class II directors of the Company who are proposed to the shareholders for election to serve as directors until the expiration of their terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class II—Terms Expiring in 2013

Ulysses L. Bridgeman, Jr. 59 Director since 2012

Mr. Bridgeman is the owner and President of BF Companies, Inc., a Wendy’s Franchisee, and ERJ, Inc., a Chili’s Franchisee, which currently oversees the administration and operation of 123 Chili’s Restaurants in ten states, and 161 Wendy’s Old Fashioned Hamburger Restaurants in five states. The restaurants presently employ approximately 11,500 employees. According to the Restaurant Finance Monitor, Mr. Bridgeman is the second largest restaurant Franchisee in the United States. His educational background includes a Bachelor of Arts in Psychology from the University of Louisville in 1975. From 1975-1983 and from 1986-1987, Mr. Bridgeman played professional basketball with the Milwaukee Bucks. During the interim of 1983-1986 he played for the Los Angeles Clippers. During his professional basketball career, Mr. Bridgeman worked as a Sales and Public Relations Representative for Howard Johnson in Milwaukee. His experience also includes holding a position as an analyst with Towers, Perrin, Foster & Crosby Insurance Consultants in Milwaukee. Mr. Bridgeman’s leadership skills have been further developed through his eleven years with the NBA Players Association. As a Player Representative, he acted as a liaison between the players and management. He was directly involved in arbitration proceedings and also assisted with the implementation of special programs such as Career Alternatives, Fitness and Wellness and Financial Planning. During his time with the Players Association, he held the title of Treasurer for three years and President for four years. Mr. Bridgeman is actively involved in the Louisville community. He currently serves on the Board of Directors of Fifth Third Bank; the West End School, The PGA Board and most recently joined the Naismith Basketball Hall of Fame. He serves as Past Chairman of the Board of Trustees University of Louisville and a past member of the Library Board. Mr. Bridgeman was recommended to the Nominating and Governance Committee by the Chairman of the Board, Robert L. Evans in 2012.

Richard L. Duchossois 91 Director since 2000

Mr. Duchossois is the founder and serves as the Chairman of The Duchossois Group, Inc. (a private holding company with diversified business interests comprised of companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). Mr. Duchossois also serves as the Chairman of Arlington Park Racecourse, LLC, a subsidiary of the Company. While Mr. Duchossois was originally nominated to serve as a director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Duchossois’ entrepreneurial experience and abilities, his proven leadership capabilities in successfully developing and managing a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries, as well as his horse racing industry experience in which he led the resurrection of Arlington Park Racecourse as a world renowned racetrack. Mr. Duchossois currently holds the following leadership positions with other entities: Director, The Chamberlain Group, Inc. (access control devices); Director, Milestone AV Technologies LLC (audio-visual mounting equipment and display solutions); Director, TCMC, Inc. (investments).

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

James F. McDonald 73 Director since 2008

Mr. McDonald is an investor, partner, and founder of a number of private businesses which include construction aggregates, real estate investment partnerships, and livestock operations. From April 30, 2011 to December 31, 2011, Mr. McDonald provided resources to Cisco Systems, Inc. (“Cisco”) as a consultant. From 2006 to April 30, 2011, Mr. McDonald was a Senior Vice President of Cisco (a world leader in networking that provides hardware, software, and service offerings that are used to create Internet solutions that allow individuals, companies, and countries to increase productivity, improve customer satisfaction and strengthen competitive advantage.) From 1993 to 2006, Mr. McDonald served as the Chairman, Chief Executive Officer and President of Scientific-Atlanta, Inc. (a global provider of cable and internet protocol television set-tops, data and voice cable modems, end-to-end video distribution networks, and video systems integration services, which was acquired by Cisco Systems, Inc. in February 2006). Among other exceptional personal and professional attributes, Mr. McDonald’s experience as the chief executive or a senior executive of leading global technology companies and as a director of large publicly traded companies in a variety of industries qualify Mr. McDonald to serve on the Board of the Company. Mr. McDonald has held the following leadership positions with other entities: Director, Burlington Resources, Inc. from 1988 to 2006, Director, Mirant Corporation from 2001 to 2006, Director, National Data Corporation and NDCHealth Corporation from 2000 to 2006, Director, Scientific-Atlanta, Inc. from 1993 to 2006. Mr. McDonald is also a former Director of Sprint (now Sprint Nextel Corporation).

R. Alex Rankin 58 Director since 2008

Mr. Rankin is the President of Sterling G. Thompson Co. (a private insurance agency and broker), the President of Upson Downs Farm, Inc. (a thoroughbred breeding and racing operation), the Chairman of the James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 2,680 grants totaling over $450 million) and the Chairman of The Bank—Oldham County (an independent community bank). Among other exceptional personal and professional attributes, Mr. Rankin’s expertise in the areas of finance and risk management, as well as his experience in the Company’s core business of thoroughbred horseracing qualify Mr. Rankin as a member of the Board of Directors and the Audit Committee.

(1)	Except as noted with respect to Mr. McDonald, there has been no change in principal occupation or employment during the past five years.

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following tables set forth information relating to the Class I and Class III directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class I—Terms Expiring in 2015

Leonard S. Coleman, Jr. 64 Director since 2001

Mr. Coleman has served in multiple senior leadership positions in the major professional sports industry, including: Senior Advisor, Major League Baseball from 1999 to 2005; President, National League of Professional Baseball Clubs from 1994 to 1999. Among other exceptional personal and professional attributes, Mr. Coleman provides a unique perspective and is well suited to serve on the Board of the Company because of his experience as a senior executive in the major professional sports industry and as a director of large publicly traded companies in a variety of industries. Mr. Coleman currently holds the following leadership positions with other entities: Director, The Omnicom Group; Director, Electronic Arts, Inc.; Director, Avis-Budget Group, Inc.; Director, H. J. Heinz Co.; and Director, Aramark Corporation; Chairman, The Jackie Robinson Foundation; Director, Spoleto Festival, Metropolitan Opera, The Schuman Fund and Urban America; Former Chairman, ARENACO, Inc. (subsidiary of New York Yankees/New Jersey Nets).

Craig J. Duchossois 68 Director since 2000

Mr. Duchossois serves as the Chief Executive Officer and a Director of The Duchossois Group, Inc., (a private holding company with diversified business interests comprised of companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Duchossois was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Duchossois’ experience and proven capabilities in the international marketplace and technology industries in overseeing a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries, as well as his financial and business acumen. Mr. Duchossois currently holds the following leadership positions with other entities: Chairman, The Chamberlain Group, Inc. (access control devices); Director, AMX LLC; Director, Milestone AV Technologies LLC (audio-visual mounting equipment and display solutions); a Managing Member, HeathCo LLC (motion-activated lighting, door chimes and wireless lighting controls); Chief Executive Officer, TCMC, Inc. (investments); not-for-profit board memberships include Culver Education Foundation, Illinois Institute of Technology, University of Chicago, Kellogg Graduate School of Management, World Business Chicago, the University of Chicago Hospitals, Executive’s Club of Chicago, Economic Club, Chicago Council on Global Affairs and the Marine Corps Scholarship Foundation. He is a member of the Chief Executive Officer’s Organization, World Presidents Organization, and the Civic Committee of the Commercial Club of Chicago. Mr. Duchossois also serves as an advisory board member for Frontenac Company and The Edgewater Funds. He is also vice-chairman for CEO’s Against Cancer and a past-Chairman of the Board of Visitors for the United States Naval Academy.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Robert L. Evans 60 Director since 2006

Mr. Evans is the Chairman of the Board and Chief Executive Officer of the Company. Please see Mr. Evans’ positions with the Company, terms of office and other biographical information on page 6. Mr. Evans’ role as the Chairman and Chief Executive Officer of the Company as well as his proven entrepreneurial experience and abilities, his experience in senior executive positions at some of North America’s leading manufacturing (Mr. Evans served in a variety of management positions for Caterpillar Inc.), business consulting (former Managing Partner of the Americas Supply Chain Practice for the $17 billion Accenture Ltd., formerly Andersen Consulting), technology (former President and Chief Operating Officer of Aspect Development Inc.) and private equity companies (Co-Founder and former Managing Director of Symphony Technology Group, a private equity firm that provides investment capital and strategic direction to software and services companies), and his experience in the thoroughbred horse racing industry qualify Mr. Evans to serve as a Director of the Company. Mr. Evans currently holds the following leadership positions with other entities: President, Tenlane Farm, LLC (a thoroughbred breeding and racing operation); Mr. Evans is a former director of IronPlanet and ATC Technology Corp.

G. Watts Humphrey, Jr. 68 Director since 1995

Mr. Humphrey is the President, GWH Holdings, Inc. (private investment company); Chairman, IPEG (international plastics machinery equipment company) and Centria (manufacturer and erector of metal building systems); and Owner, Shawnee Farm (thoroughbred breeding and racing operation). Among other exceptional personal and professional attributes, Mr. Humphrey has extensive experience in overseeing a diverse group of companies as well as in significant leadership roles throughout the thoroughbred horseracing industry that qualify Mr. Humphrey to serve as a member of the Board of Directors. Mr. Humphrey currently holds the following leadership positions with other entities: Member of The Jockey Club; Vice-Chairman, Blood-Horse Publications; Director, Keeneland; a Member of Executive Committee of Keeneland Assoc.; Member of the Board of Trustees, Breeders’ Cup, Ltd.; Vice-Chairman, Shaker Village of Pleasant Hill; Director, Smithfield Trust Company; Director, Wausau Paper; Member of the Board of Trustees, Centre College. Previously, Mr. Humphrey served as Chairman of the Federal Reserve Bank—Fourth District.

(1)	There has been no change in principal occupation or employment during the past five years, except with respect to Mr. Evans (as described under “Executive Officers of the Company”).

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class III—Terms Expiring in 2014

Robert L. Fealy 61 Director since 2000

Mr. Fealy serves as the President and Chief Operating Officer of The Duchossois Group, Inc. (a private holding company with diversified business interests comprised of companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Fealy was originally nominated to serve as a Director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc. (as described above), the Company has been and will continue to be well served by Mr. Fealy’s experience as a certified public accountant and senior executive with oversight of a diverse group of companies that have over 6,000 employees worldwide with operations located in over 30 countries as well as proven capabilities in strategic business planning in a variety of industries. Mr. Fealy currently holds the following leadership positions with other entities: Director, The Duchossois Group, Inc.; Director, The Chamberlain Group, Inc. (access control devices); Chairman and Director, AMX LLC; Chairman and Director, Milestone AV Technologies LLC (audio-visual mounting equipment and display solutions); Managing Director, Duchossois Technology Partners, LLC (venture capital); Director and Chairman of the Audit Committee, Pella Corporation; Founding Board Member, Illinois Venture Capital Association; Treasurer, Illinois Venture Capital Association Political Action Committee; Chairman and Director, Brivo Systems, Inc.; Chairman, Illinois Innovation Accelerator Fund; Trustee, University of Cincinnati Foundation; Member, University of Cincinnati Business Advisory Council; Co-Chair, Proudly Cincinnati Capital Campaign; Member, University of Chicago Polsky Center for Entrepreneurship Advisory Board; Director, Chicago Children’s Choir.

Daniel P. Harrington 57 Director since 1998

Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc. (private holding company with diversified business interests that include telecommunications, manufacturing distribution and banking). Among other exceptional personal and professional attributes, Mr. Harrington has extensive financial, accounting and chief executive experience within a variety of industries as well as experience in leadership roles within the horseracing industry that qualifies Mr. Harrington as a member of the Board of Directors. In addition, Mr. Harrington qualifies as an Audit Committee Financial Expert, which makes him well suited for his current role as the Chairman of the Company’s Audit Committee. Mr. Harrington also serves in the following leadership positions of other entities: Director, First Guaranty Bank; Trustee, The Veale Foundation. Mr. Harrington has served as a Director of First State Financial Corporation, Portec Rail Products, Inc. (and on the Audit and Compensation Committees), and Biopure Corporation (and on the Audit Committee).

Darrell R. Wells 70 Director since 1985

Mr. Wells serves as the General Partner or Managing Member of the following companies: Security Management Company, Security Trend Partners (hedge fund), Summit 1 & 2 Partnerships, Nautical Properties, LLC, and Exbury Partners. Mr. Wells also serves as the Chairman, Commonwealth Bancshares, Inc., Chairman, Citizens Financial Corporation, Director, Commonwealth Bank & Trust Company; President & Director, SMC Advisors, Inc.; Chairman and Chief Executive Officer, Citizens Security Life Insurance Company; Vice President and Director, Magnolia Bancshares, Inc.; President, Wells Foundation (charitable foundation); Director, First Security Bank; Director, American Printing House. Among other exceptional personal and professional attributes, Mr. Wells has extensive financial knowledge and experience as the Chief Executive of multiple companies in the banking, insurance and investment industries that qualify him as a member of the Company’s Board of Directors.

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2)

Directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Emeritus Directors

Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Company’s Amended and Restated Bylaws provide that a person shall not be qualified for election as a Director due to age pursuant to any mandatory retirement age requirement adopted by the Company. The Company’s Corporate Governance Guidelines provide that the Board will establish and maintain a policy with regard to a mandatory retirement age for non-employee directors. The current policy provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. However, the Board believes that it is important to monitor overall Board performance and suitability and, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. Each director shall become a Director Emeritus upon the expiration of his or her current term following the date on which he or she is no longer qualified for election due to age, provided the effective date of such mandatory retirement has not been waived. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, J. David Grissom, Thomas H. Meeker, and Carl F. Pollard.

Director Compensation for Fiscal Year Ended December 31, 2012

During 2012, directors received an annual retainer fee of $35,000; directors who served as committee chairmen of the Compensation Committee and the Nominating and Governance Committee received an additional $5,000 for a total annual retainer fee of $40,000; the director who served as committee chairman of the Audit Committee received an additional $10,000 for a total annual retainer fee of $45,000. Directors were paid $1,500 for each meeting of the Board of Directors and $1,000 for each committee meeting they attended, either in person or by teleconference, and for each special ad hoc meeting in which they participated. Finally, each director received a grant of restricted stock units, with an aggregate grant date fair value of $25,000. Directors who did not reside in Louisville may request reimbursement for their travel expenses. Only non-employee directors receive this compensation.

In 2012, we provided the following annual compensation to our non-employee directors:

Name	Fees earned or paid in cash ($)		Stock Awards ($)(4)		Total ($)
Ulysses L. Bridgeman, Jr.	-0-	(1)	-0-	(1)	-0-
Michael B. Brodsky	20,500	(2)	25,000		45,500
Leonard S. Coleman, Jr.	54,000		25,000		79,000
Craig J. Duchossois	47,000	(3)	25,000		72,000
Richard L. Duchossois	46,000		25,000		71,000
Robert L. Fealy	44,000	(3)	25,000		69,000
Daniel P. Harrington	58,000	(3)	25,000		83,000
G. Watts Humphrey, Jr.	55,000		25,000		80,000
James F. McDonald	47,000	(3)	25,000		72,000
R. Alex Rankin	54,000		25,000		79,000
Darrell R. Wells	51,000		25,000		76,000

(1)

Ulysses L. Bridgeman, Jr. was appointed to the Board of Directors on September 14, 2012. The Company has elected to pay Mr. Bridgeman a pro-rated annual cash retainer for 2012 after his election at the 2013 Annual Meeting. If elected, Mr. Bridgeman will receive meeting fees of $2,000, a pro-rated annual cash retainer of $11,750 and a pro-rated grant of restricted stock with a value of $7,328 for his Board service during 2012.

(2)

Mr. Brodsky formally resigned from the Board of Directors effective June 14, 2012. Mr. Brodsky received a pro-rated annual cash retainer of $20,500 and a full restricted stock award with a value of $25,000 for his Board service during 2012.

(3)

The Churchill Downs Incorporated 2005 Deferred Compensation Plan also allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board. Upon the end of Board service, the shares are issued or transferred to the director. In 2012, Craig Duchossois, Mr. Fealy, Mr. Harrington and Mr. McDonald deferred all of their 2012 directors’ fees into a deferred share account under the plan. As of December 31, 2012, Mr. Fealy had 7,576.57 deferred shares, Mr. Craig Duchossois had 8,083.67 deferred shares, Mr. Richard Duchossois had 2,501.17 deferred shares, Mr. Harrington had 5,736.97 deferred shares and Mr. McDonald had 4,278.54 deferred shares under the Plan.

(4)

On June 14, 2012, each director, with the exception of Mr. Bridgeman and Mr. Evans, received a grant of restricted stock units, in the amount of $25,000, calculated based upon the closing price of a share of Common Stock on the date of grant. The restricted stock units vest one year from the date of grant. At the time a director ceases being a director of the Company, the Company will issue one share of Common Stock for each vested restricted stock unit held by such director. As of December 31, 2012, each director, excluding Mr. Evans and Mr. Bridgeman, has received an aggregate total of 1,828 shares, which were granted for board service.

Corporate Governance

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission and NASDAQ.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct for Employees and Code of Ethics for Principal Financial Officers (along with any amendments or waivers related to the Code of Conduct or Code of Ethics) are available on our corporate website, http://www.churchilldownsincorporated.com under the “Investors” heading.

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors c/o Churchill Downs Incorporated, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

On June 16, 2011, the Company’s Chief Executive Officer, Robert L. Evans, assumed the combined roles of Chairman of the Board of Directors and Chief Executive Officer. While the Board believes that many factors influence the decision of whether the Chairman of the Board of Directors and Chief Executive Officer positions should be separate or combined and that these factors must be re-evaluated as the needs of the Company evolve, currently the Board of Directors believes that combining such roles is an efficient and effective leadership structure. The Chief Executive Officer is the director that is most familiar with the diverse business operations of the Company and is best situated to lead discussions on the important matters affecting the Company. In addition, this structure creates a firm link between the Company’s management and its Board of Directors, and fosters clear accountability, effective decision making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including: a lead independent director (see below for a description of the lead independent director role), executive sessions of the independent directors after each Board meeting and annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.

No less frequently than once every two years the Board will appoint a lead director from among its independent directors. On February 26, 2013, G. Watts Humphrey, Jr. was re-appointed as the lead independent director. The lead independent director’s authority and responsibilities include: (i) presiding over all meetings of the Board at which the Chairman is not present, including the executive sessions of the independent directors, (ii) serving as liaison between the Chairman and the independent directors, (iii) approving meeting agendas, schedules and information sent to the Board, (iv) the ability to call meetings of the independent directors, and (v) ex officio status on each committee of the Board that the lead independent director is not already a voting member.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors as a whole performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions, the majority of the Board of Directors’ risk oversight functions are carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes.

Share Ownership Guidelines

The Board expects all directors to display confidence in the Company by ownership of a meaningful amount of the Company’s stock. As a result, each director is expected to own shares of the Company’s stock with a fair market value equal to five (5) times the director’s annual retainer. Each director who was serving as such on the date of adoption of the ownership guidelines (March 15, 2007) will have five (5) years from such date to meet this requirement and each director appointed or elected since such date will have five (5) years from the date of appointment or election to the Board to meet this requirement. Initial compliance was measured in March 2012, the five (5) year anniversary date of the adoption of the ownership guidelines (for directors in office on March 15, 2007) or at the five (5) year anniversary date of the director’s appointment or election (for new directors). Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. Deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and restricted stock units granted as director compensation may be included for purposes of measuring compliance with the Company’s share ownership guidelines.

Board Meetings and Committees

Six (6) meetings of the Board of Directors were held during the last fiscal year. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and the meetings of the committee(s) on which they served in 2012. The Company encourages its directors to attend the Annual Meeting each year. All directors attended the Company’s Annual Meeting held on June 14, 2012, with the exception of Mr. Brodsky.

The Board has determined that all of the directors of the Company are “independent directors,” as defined under NASDAQ Rule 5605(a)(2), except Robert L. Evans.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation and the Nominating and Governance Committees. No Director Emeritus serves on any Board committee.

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The members of the Executive Committee are G. Watts Humphrey, Jr., who serves as Chairman, Robert L. Fealy, and R. Alex Rankin. The Executive Committee does not meet on a regular basis, but instead meets as and when needed.

The Executive Committee did not hold any meetings during the last fiscal year.

Audit Committee

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. Under its charter, the Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to risk and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures.

The Audit Committee’s responsibilities are as follows:

•	To monitor the performance of the Company’s internal audit function;

•

To appoint, compensate, retain and oversee the Company’s independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting;

•	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and Compliance Policies; and

•

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps.

•

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose.

The officers of the Company responsible for risk assessment and risk management functions report directly to the Audit Committee on a periodic basis, such as the Company’s internal auditor presenting its audit plan annually, and on a case by case basis as necessary.

The members of the Audit Committee are Daniel P. Harrington, who serves as Chairman, R. Alex Rankin, and Darrell R. Wells. The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities and Exchange Commission.

Four (4) meetings of the Audit Committee were held during the last fiscal year. The Audit Committee reviews the adequacy of its charter on an annual basis.

The Board of Directors has determined that Daniel P. Harrington, who is independent as defined under NASDAQ Rule 5605(a)(2) and rules promulgated by the Securities and Exchange Commission, is an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ and Rule 10C-1 of the Securities and Exchange Commission. The Board established the Compensation Committee to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and each of the Company’s other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the chief executive officer (“CEO”) and other executive officers.

During 2012, the Compensation Committee was composed of four (4) independent directors, as defined by the NASDAQ listing standards, including three (3) “Non-Employee Directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. Currently the members of the Compensation Committee are Leonard S. Coleman, Jr., who serves as Chairman; Craig J. Duchossois; James F. McDonald; and Darrell R. Wells. The Committee has created a special Subcommittee comprised of three Non-Employee Directors for the purposes of approving any stock grants or other stock related transactions to officers or directors of the Company, as required under Rule 16b-3. In addition, this Subcommittee is comprised only of “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is responsible for approving all performance standards for officers for any pay program intended to qualify as “performance based compensation” under this section of the Code. The members of this special Subcommittee are Mr. Coleman, Mr. McDonald and Mr. Wells.

Two (2) meetings of the Compensation Committee were held during the last fiscal year. Members of management attended each meeting. The agenda for each meeting was determined by the Chairman of the Compensation Committee with management’s input prior to each meeting.

The Compensation Committee’s responsibilities are as follows:

•	Oversee the development and implementation of the Company’s compensation policies and programs for executive officers, including the CEO.

•	Establish the annual goals and objectives relevant to the compensation of the CEO and the executive officers and to present such to the Board annually.

•

Evaluate the performance of the CEO and the executive officers in light of the agreed-upon goals and objectives and to determine and approve the compensation level of the CEO, including the balance of the components of total compensation, based on such evaluation and to present its report to the Board annually.

•

To develop guidelines for the compensation and performance of the Company’s executive officers and to determine and approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

•	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

•

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

•	To establish and periodically review company policies relating to senior management perquisites and other non-cash benefits.

•	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and company objectives.

•

To review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s compensation policies and programs taking into account such results.

•

To consider, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation arrangements encourage excessive or inappropriate risk-taking.

•	To approve any compensation “clawback” policy required by law or otherwise adopted by the Company.

•	To oversee regulatory compliance with respect to matters relating to executive officer compensation.

•	To approve plans for managerial development and succession within the Company and to present such plans to the Board annually.

•	To review, assess and recommend to the Board appropriate compensation for outside directors.

•	To produce the report on executive compensation to be included in the Company’s proxy statement for the annual meeting of shareholders.

•

To review and discuss with management the Compensation Disclosure and Analysis (“CD&A”) and, based on such discussion, make a recommendation to the Board as to whether or not the CD&A shall be included in the proxy statement.

•	To review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	To conduct an annual performance evaluation of the Committee.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers of the Company or were former officers of the Company. None of the members who served on the Committee at any time during fiscal 2012 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, except for Mr. Craig J. Duchossois, who is not a member of the special Subcommittee of the Compensation Committee (see “Related-Party Transactions” for additional details). Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Committee.

Compensation Risk Assessment

The Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2012, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. The Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with business ethics and other governance issues.

Pursuant to the Company’s Corporate Governance Guidelines and its Policy on Board Composition, the Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board to identify skill sets and qualifications which are represented in order to determine which ones are needed.

In addition, the Nominating and Governance Committee reviews the Company’s strategic plan to determine its needs with regard to Board composition. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines and its Policy on Board Composition specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); diversity in race and gender; number of boards on which the individual serves; and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee periodically reviews the Company’s Corporate Governance Guidelines and its Policy on Board Composition and recommends changes to the Board. It also evaluates the performance of the Board as a whole and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally it evaluates Board of Director practices at the Company and other well-managed companies on an annual basis and recommends appropriate changes to the Board and/or its practices.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

The members of the Nominating and Governance Committee, each of whom is independent as defined by the NASDAQ listing standards, are R. Alex Rankin, who serves as Chairman, Leonard S. Coleman, Jr., and Richard L. Duchossois.

Two (2) meetings of the Nominating and Governance Committee were held during the last fiscal year.

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public Accounting Firm for 2013

(Proposal No. 2)

On February 26, 2013, the Board of Directors, on recommendation from the Audit Committee, selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Independent Public Accountants

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2011, were $865,000 and (ii) for the year ended December 31, 2012, were $938,000. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous Securities and Exchange Commission and financial reporting matters.

Audit-Related Fees

During 2011 and 2012, the Company incurred $104,390 and $153,342, in fees, respectively, for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2011, were $0, and (ii) in 2012, were $44,800. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Comperio, PwC’s accounting research software, which amounted to $1,500 in each of 2011 and 2012, and $25,000, in 2012, related to agreed-upon procedures involving Velocity, a wholly-owned subsidiary of Churchill Downs Incorporated. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating pre-approval of services provided by the independent auditors on a case-by-case basis. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2012.

Advisory Vote on Executive Compensation

(Proposal No. 3)

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company’s shareholders are entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. In accordance with the preference expressed by shareholders in the 2011 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s named executive officers by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this proxy statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting is required for advisory approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis

Executive Summary

The goal of the Company’s compensation programs is to ensure that the Company has the talented executives and employees it needs to achieve its strategic plans and deliver financial returns to shareholders over both the short term and long term. To do that, the Company needs to attract and retain executives and employees, and compensate them in a way that encourages and rewards high performance.

During 2012, the Company exhibited strong financial performance including $151.47(1) million in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Such results were achieved during a time of ongoing financial challenges for the Company’s historical core business of thoroughbred horseracing because of the Company’s continued diversification of revenues and its operational discipline. These achievements contributed to significant benefits being realized by the Company’s shareholders. The Company increased its dividend in 2012 by 20%. In addition, during 2012 the Company’s stock price increased from $52.13, on December 31, 2011, to $66.45, on December 31, 2012, for a return of over 27% for shareholders (excluding dividends). Since 2005, under its current leadership, the Company’s market capitalization has doubled and our stock price has increased from $36.73 (as of 12/30/2005) to $66.45 (as of 12/31/2012). In 2012, the Company outperformed the S&P 500, NASDAQ, and many U.S. gaming and racing companies. The Company has been able to achieve these milestones by attracting and retaining talented executives and creating a compensation strategy that pays for performance when outcomes meet or exceed strategic goals.

While the compensation structure for the Company’s Chairman and Chief Executive Officer (“CEO”) differs from the structure for its other executive officers, both are highly performance-based and consist of the following key elements: base salary, annual performance-based cash incentives and long-term equity compensation. With regard to long term equity compensation, stock options and both performance and service-based restricted stock are the primary long-term incentive vehicles for the CEO. The other executive officers participate in the Company’s long-term incentive compensation plan, which was designed to encourage an entrepreneurial mindset by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements over a five-year performance period. Ultimately, the amount of compensation awarded to the Company’s executives is determined based on both short-term and long-term financial and strategic performance achievements and what the Committee believes is in the best interests of shareholders over the long term. This approach has been used consistently over the years and has resulted in the Company’s ability to attract and retain a talented executive team throughout a period of significant growth, innovation and transformation. As of December 31, 2012, the original five-year performance period for the Long-Term Incentive Plan (“LTIP”) came to an end and the Company ceased awarding incentive compensation under the LTIP. Instead, the Company will use alternate forms of long-term incentive compensation to incent its named executive officers to drive profitability and shareholder return with the same entrepreneurial vision while carefully balancing risk to the Company. The new incentives, awarded in 2013, will be comprised of performance- and service-based restricted stock grants, which will vest upon the achievement of certain triggering events (time and stock price performance).

Under the Company’s total compensation structure, the Committee believes that the payouts made with regard to 2012 reflect an appropriate level of compensation given the results delivered to shareholders over the last year and full five-year performance period of the LTIP.

(1)

The Company uses EBITDA, a non-GAAP measure, as a key performance measure of results of operations for purposes of evaluating performance internally. EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). Our 2013 Annual Report (the “2013 Annual Report”), filed on Form 10-K, on page 54, gives a GAAP reconciliation for EBITDA to net earnings, which were $58.2 million for year-end December 31, 2012. Net earnings, as reflected in our 2013 Annual Report, includes $55.6 million in Depreciation and Amortization, $4.44 million in Interest Expense, and $33.1 million for Income Tax Provisions, as these amounts are excluded from stated EBITDA as disclosed above.

This Compensation Discussion and Analysis describes the Company’s executive compensation policies and programs and how they apply to our named executive officers (the senior executives included in the 2012 Summary Compensation Table on page 36). It also describes the actions and decisions of the Committee and the Committee’s special Subcommittee (the “Subcommittee”), both of which oversee the executive compensation program and determine the compensation of the named executive officers. A detailed discussion of the Committee’s structure (including the Subcommittee), roles and responsibilities, and related matters can be found under “Compensation Committee” on pages 18-20.

Executive Compensation Philosophy and Core Principles

The fundamental philosophy of the Compensation Committee is to ensure that the Company’s compensation program for executive officers links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. In order to continue to support the Company’s high-performance culture, the Company’s key principles underlying the executive compensation program are to:

•	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

•

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

•	Motivate and reward executives for achieving exceptional performance which will create value for shareholders over the long-term.

The Company will continue to adjust its pay practices to support these principles over time.

2012 “Say-on-Pay” Advisory Vote on Executive Compensation

In 2012, the Company provided shareholders a “say on pay” advisory vote on its executive compensation program, as disclosed in the Company’s 2012 proxy statement. At the 2012 Annual Meeting, shareholders expressed support for the compensation of our named executive officers as disclosed in the proxy statement. The Compensation Committee considered the results of the 2012 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the advice of the Committee’s independent compensation consultant. While these factors impacted the Compensation Committee’s decisions regarding named executive officer compensation, the Committee did not make any changes to the Company’s executive compensation program and policies as a result of the 2012 “say on pay” advisory vote.

Factors Used to Evaluate Pay Decisions

The Company considers but does not currently manage compensation for individual executives to a specific total compensation value or based on a strategy of positioning pay to a specific “percentile” of market practices. Rather, the Company seeks to retain the services of executives who bring the skills, experience, and motivation needed to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review and approval) and the Committee in the case of the CEO. These factors include, in order of importance for each element of pay:

•

Base salaries tied to internal equity comparisons among the executive’s peers at the Company, the Committee’s perspectives on competitive market pay practices and salary at a previous employer at the time of hire;

•	Target annual incentive opportunities based on internal equity considerations and the perceived level of contribution expected of the executive;

•

Long-term incentive opportunities driven by the perceived level of contribution expected of the executive toward achieving the Company’s growth objectives and comparisons among other Company executives who participate in the same programs; and

•	Severance and change in control benefits as negotiated on an individual basis by each executive and as deemed necessary to attract their services.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and CEO to ensure the reasonableness of executive pay. As there are few direct peers to the Company, the Committee does not rely directly on peer practices to establish pay levels or programs for its executives. Rather, the Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

While the Committee periodically conducts reviews of pay relative to broad market practices, based on data provided by the Committee’s independent advisor, to set context for the Company’s programs from time to time, the Committee does not use market compensation practices to drive decision making. Rather, the Committee evaluates market data to see how and why the Company’s compensation practices differ from market practices and to gauge where Company compensation falls relative to the market as a secondary test of reasonableness. It is the opinion of the Committee that the pay decisions made by the Company and the Committee are reasonable relative to pay provided to executives at other public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s advisor.

Role of Management and Independent Advisors

Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs as well as being responsible for recording the minutes of the meeting, and in-house corporate counsel. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the Board.

The Committee and the Subcommittee may also meet in executive session without any members of management, for the purpose of among other things discussing and approving compensation for the CEO. The CEO reviews the performance of, and makes recommendations to, the Committee regarding total compensation to be paid, to the Company’s executive officers other than himself, including salary, annual bonus, stock awards and perquisites, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a self-assessment report. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of his self-assessment report. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Committee. During 2012 the Committee was assisted in fulfilling its responsibilities by Semler Brossy Consulting Group, LLC (“Semler Brossy”). The scope of the engagement of this advisor during 2012 included:

•	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

•	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

•

Attending all Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices, including a perspective with regard to the competitive market;

•	Assisting with the review of pay and performance and the evaluation of payouts under the LTIP;

•	At the request of the Committee, working with management to develop new equity incentive programs for key executives for 2013;

•	Providing the Committee and management with data on market practices for executive pay;

•	On behalf of the Committee, assisting management with disclosures, including the Compensation Discussion and Analysis;

•	Providing updates to the Committee with regard to regulatory and market developments.

Semler Brossy did not provide any services to the Company, other than advising the Committee as provided above. All of the decisions with respect to the Company’s executive compensation are made by the Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or its outside advisor.

CEO Compensation

Compensation decisions made for the CEO are fundamentally different than compensation decisions made for the other executive officers. As the highest ranking executive, Mr. Evans is ultimately accountable for the performance of the business in both the near-term and over the long-term. Mr. Evans is also responsible for setting the strategic direction of the Company, managing the other executive officers to implement this strategy, and producing results for shareholders.

As such, in recognition of the level of responsibility and accountability placed upon the CEO and the degree of impact that he can have on business results, the pay for the CEO position differs from the other executives in three material respects:

•	Higher salary and bonus opportunity, commensurate with level of responsibility and impact;

•	Emphasis on at-risk pay in the total compensation package, as appropriate to align pay with performance; and

•

Use of stock options and time-vested and performance vested restricted stock as the primary long-term incentive vehicles to fully align the interests of the CEO with the interests of the other shareholders.

Components of Compensation

During 2012, the Company used multiple components to provide an overall compensation and benefits package in order to attract and retain the needed level of executive talent for the Company.

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value, without being a major focus of the overall compensation package. This approach is consistent with the desire to create an entrepreneurial management culture at the Company. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, comparisons with the executive’s peers at the Company, and the rate of pay provided at the executive’s previous employer.

Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are commensurate with their new role or responsibilities and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter. Increases in base salary affect the opportunity for annual incentive payouts under the Incentive Compensation Plan (see below).

In 2012, the base salaries for the named executive officers reflected no increase, with the exception of base salary adjustments awarded to Mr. Gay. Mr. Gay’s base salary was adjusted twice in 2012 due to his promotion, first, to Senior Vice President and Chief Strategy Officer, and second to his subsequent promotion to President, Churchill Downs Interactive. Based upon the added responsibilities and additional contributions Mr. Gay has made and is expected to make to operations, business development, and EBITDA growth, his base salary was increased by approximately 18.5% or $44,907 to a level commensurate with his new title and level of responsibility.

No other actions were taken by the Company or Board to adjust any other base salaries of the named executive officers for the period ending December 31, 2012.

Annual Incentive Plan

The Company’s Amended and Restated Incentive Compensation Plan (1997) (“ICP”) provides an opportunity for the named executive officers to earn an annual cash incentive based on Company financial performance and achievement of individual strategic and operational performance goals. The objective of this plan is to provide executives with the opportunity to earn cash compensation linked to the short-term business performance of the Company as well as to reward the executives for accomplishment of strategic and operational initiatives that will have an impact on building the Company over the long-term.

Incentive Opportunities. Under the ICP, executive officers and other participants have a target incentive opportunity defined as a percent of base salary. For executive officers, these target percentages are determined by the Committee based on the internal pay equity considerations, impact on total short-term compensation and the expected level of contribution of each executive to the Company’s performance and growth. Executives who are expected to have greater impact on overall results generally have higher incentive pay potential. The Committee believes that this higher “pay-at-risk” for executives with more responsibility and more impact on the organization is appropriate to motivate performance and align pay outcomes with performance results.

The Compensation Committee typically ratifies the target incentive levels proposed by the CEO for each named executive officer, other than himself, at the beginning of the year. Changes from year to year are uncommon. During 2012, the target annual incentive opportunity assigned to the CEO and the other named executive officers were as follows:

Executive	Target Incentive as a Percent of Salary
Robert L. Evans Chairman and Chief Executive Officer	100%
William E. Mudd Executive Vice President and Chief Financial Officer	70%
William C. Carstanjen President and Chief Operating Officer	75%
Alan K. Tse Executive Vice President and General Counsel	60%
James E. Gay Senior Vice President and President, Churchill Downs Interactive	60%

The actual ICP award for each officer, including the named executive officers, can range from zero to a maximum of 200 percent of the officer’s target incentive opportunity, as determined at the end of the year, based on performance.

Performance Measures and Weights. In March 2012, the Subcommittee established certain objective performance goals pursuant to which the CEO and named executive officers could receive an annual incentive award for fiscal year 2012 under the ICP if the performance goals applicable to each executive were achieved. The performance goals set by the Subcommittee included the attainment of financial performance goals for the Company (the “Company Objective”) and certain objective individual performance goals for each of the executive officers (“Individual Objectives”). Certain named executive officers with functional responsibility over Company units were also given objective performance goals related to the financial performance of specific units of the Company (“Unit Objectives”).

For 2012, the Company Objective was measured against Earnings Before Taxes (“EBT”) and the Unit Objectives were measured against Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). The Individual Objectives established for 2012 were objective performance goals that varied by executive and related to business growth and revenue diversification initiatives, operational efficiency and process improvement initiatives, and customer service improvements, measured at the Company and business unit levels. Generally, the Individual Objectives originate as goals of the CEO and filter down to certain other executives to whom such goals apply. For 2012, the CEO’s individual goals could be generally classified as follows: improve certain core functional capabilities and business operations, diversify revenues and create new growth opportunities. Each of these groups contains multiple goals, which (other than the goals that are specifically allocated to the CEO) directly correspond to the Individual Objectives of the Company’s other executives. As such goals are applied to the executives reporting to the CEO, they typically become more specific to an applicable executive’s area of responsibility. Consistent with prior years, the Individual Objectives and Unit Objectives for 2012 contained a level of specificity with regard to the Company’s strategic initiatives, operations, internal relationships and cost structure that disclosure of such specific objectives would cause competitive harm to the Company and its investors.

Each of these factors was assigned a specific weight which varied for each executive, and the total incentive payout at year end was based on a weighted average of performance on each factor, as follows:

The Committee has selected this balanced approach to measuring annual performance because it believes that:

•

Success for shareholders is a balance between financial performance in the near-term and strategic and operational performance improvements that will drive success over the long-term. Executives should be rewarded and motivated for focusing on both. Company and Unit Objectives tend to be near-term focused, while Individual Objectives tend to relate to matters that will enhance long-term success for the Company; and

•	Executives should be rewarded for results which they can individually impact, as well as for the success of the overall Company.

The Committee selected EBT for the Company Objective because it believes that EBT best reflects the value created for shareholders in the short-term.

Each executive’s performance objectives, goals, and weights for each factor are established at the recommendation of the CEO early in each year based on the Company’s business plans and key strategic priorities. These objectives are then reviewed and approved by the Committee for each of the executive officers. The specific weight assigned to each performance factor for each of the named executive officers for 2012 were as follows:

Executive	Company Objective Weight	Unit Objectives Weight	Individual Objectives Weight
Robert L. Evans	60%	n/a	40%
William C. Carstanjen	20%	40%	40%
William E. Mudd	60%	n/a	40%
James E. Gay ...	20%	40%	40%
Alan K. Tse	60%	n/a	40%

In setting performance weightings, the objective was to place more emphasis on the Company Objective and Unit Objectives, as applicable, and driving near-term results, while maintaining significant emphasis on the critical strategic and operational goals included in Individual Objectives for the named executive officers.

2012 Performance Target and Results. For 2012, the target Company Objective was $63.3 million in EBT, which was equal to the Company’s business plan for the year. The Committee established a threshold performance objective equal to 90% of this performance goal, which would result in a payout equal to 50% of each executive’s incentive target multiplied by the weight for this factor, and a maximum performance objective equal to 120% of this goal, which would result in a payout equal to 200% of the incentive target multiplied by the weight for this factor. These performance targets are summarized in the table below:

Performance Level	EBT $ millions		Performance Multiplier
Maximum		$75.96	200%
Target		$63.30	100%
Threshold		$56.97	50%
Below Threshold	< $	56.93	0%

The Company’s actual EBT performance during 2012 was $91.43 million which, absent the discretionary adjustments made by the Committee described below, would have resulted in maximum payments (i.e., 200% of target) being made with regard to the Company Objective to the participants in the ICP. The Committee retains the discretion to adjust the evaluation of Company performance goals at year end as needed to reflect unexpected business conditions and unusual events. These would include, but are not limited to, adjustments for factors such as major storms or other “acts of god” which disrupt Company operations in a material way or other major windfalls or disruptions which are deemed outside of management’s control. The Subcommittee exercised this discretion to adjust Company EBT for purposes of determining 2012 ICP awards for the impact of the following material events: positive adjustments for acquisition unplanned losses and negative adjustments for unplanned gain related to the collection of insurance proceeds following the flooding damage to Harlow’s Casino Resort and Hotel.

The Individual Objectives are tied to specific strategic initiatives of the Company and key operational improvement areas and the Unit Objectives reflect detailed information regarding the Company’s cost structure and internal relationships. The Committee has determined the details of these Individual Objectives and Unit Objectives to be confidential business information, the disclosure of which would adversely affect the Company and its investors. The Committee believes that the overall objectives established for each officer represent a meaningful improvement for the Company and therefore are relatively difficult to attain. This judgment is based on the Committee’s understanding of the businesses operations, its past experience with the Company’s goal-setting process, and the relationships between these performance goals and the overall Company Objectives.

Evaluation of Individual Objectives, while typically based on objective performance factors, generally includes a significant degree of subjectivity. The Committee exercises its discretion in evaluating these Individual Objectives using business judgment and the input of the CEO as it relates to the performance of his direct reports.

The results for amounts earned by each named executive officer for 2012 under the ICP are reflected in the 2012 Summary Compensation Table on page 36 in the column labeled “Non-Equity Incentive Plan Compensation.” As noted above, EBT performance for the period ending December 31, 2012 was $91.43 million, which exceeded the Company performance target ($63.30 million), for a maximum performance multiplier of 100%, by $28.13 million. The top three (3) named executive officers, Mr. Evans, Mr. Carstanjen, and Mr. Mudd were the primary parties responsible for EBT growth in 2012. The Board, after considering overall Company, individual and unit performance awarded the named executive officers ICP payments at a level above their target incentive opportunity, as shown on page 28, to reward them for the Company’s outstanding performance. As such, the named executive officers were awarded an ICP payment at the following percentage of their target incentive opportunity: Mr. Evans received 159%, Mr. Carstanjen received 143%, Mr. Mudd received 145%, Mr. Gay received 100%, and Mr. Tse received 103%. These awards were made pursuant to the ICP and as a reward for the named executive officers’ respective roles in driving performance during the period ending December 31, 2012.

Long-Term Incentives

Corporate Long-Term Incentive Plan. The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired by management and the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements. EBITDA was selected as the appropriate long-term performance metric as the Committee believes that EBITDA: (i) is aligned with shareholder value and (ii) can be effectively forecasted and managed over a multiple-year period.

The Company’s long-term incentive plan (the “Company LTIP”) is designed to provide each of the named executive officers, other than the CEO, with the opportunity to earn a substantial amount of compensation over a five-year performance period, from 2008 through 2012, for achieving significant improvements in Company EBITDA. Upon making an individual a participant in the Company LTIP, the Committee establishes a total payment opportunity that may be achieved by each participant over such five-year period. There are five EBITDA targets, one of which becomes effective each year of the five-year performance period. A percentage of a participant’s total payment opportunity was tied to the achievement of each EBITDA target, such that if a yet unachieved EBITDA target that is in effect is achieved by the Company, then the participants are eligible to receive a certain percentage of the total payment opportunity. The percentage of the total payment opportunity associated with each EBITDA target is summarized in the table below:

EBITDA Target	Year in Which EBITDA Target Becomes Effective	Percentage of Total Payment Opportunity Eligible to be Earned When EBITDA Target is Achieved
Target 1	2008	10%
Target 2	2009	15%
Target 3	2010	25%
Target 4	2011	25%
Target 5	2012	25%

When a specific EBITDA target is achieved, 30% of the payment opportunity associated with such target is deemed “earned” by each executive and the remaining 70% (or a portion thereof) of such payment opportunity is deemed “earned” only at the discretion of the CEO with the approval of the Subcommittee, if the executive has substantially contributed to the Company’s EBITDA growth, performance and strategic improvement. Any performance awards granted under the Company LTIP will not vest until between one and three years after an EBITDA target is achieved. The vesting of such awards varies by year, with the longer vesting periods occurring in the earlier years of the plan.

If any EBITDA target is not achieved in a given year, participants have the opportunity to earn the awards associated with that target in subsequent years within the performance period if the EBITDA target is later achieved. For example, the Company did not achieve the first EBITDA target during 2008, but it did achieve this target during 2009 and the payment opportunity associated with this target was earned by the named executive officers. Any part of the total payment opportunity not earned before the end of 2012 was subject to forfeiture. It is the intent of the Company to denominate any awards earned under the Company LTIP in stock of the Company and to pay such awards in stock at the time of vesting, although the Company may pay in cash at the Subcommittee’s discretion.

The Company LTIP also contains a change in control provision that provides that 50% of any participant’s total payment award that is outstanding, but unearned, will vest if such participant is terminated without cause within 24 months of a change in control (a “double trigger”).

Performance Target Achievement. During 2012, the Company achieved the fourth and fifth EBITDA targets under the Company LTIP, which were $115 million and $130 million in EBITDA respectively. The Company’s actual EBITDA performance during 2012 was $151.47 million, and as adjusted by the Committee, for purposes of calculating Company LTIP awards, was $131.6 million.

Upon the determination that the fourth and fifth EBITDA targets had been achieved, 30% of each named executive officer’s (excluding Mr. Evans who does not participate in the Company LTIP ) payment opportunity associated with such targets was earned, while the amount earned of the remaining portion of such payment opportunity varied among the applicable named executive officers based upon such executive’s contribution to the growth in EBITDA that resulted in the EBITDA targets being achieved, as determined by the CEO with the approval of the Subcommittee. The amount that was earned by each named executive officer due to the achievement of the fourth EBITDA target ranged from 30% to 100% of such executive’s payment opportunity associated with the fourth EBITDA target. The amount earned by each named executive officer due to the achievement of the fifth EBITDA target ranged from 30 to 56% of such executive’s payment opportunity associated with the fifth EBITDA target. The performance awards were paid in the form of restricted stock, which vest in equal installments over two years, in the case of the fourth EBITDA target, and one year, in the case of the fifth EBITDA target, beginning on March 31, 2013. The amounts earned by each named executive officer (excluding the CEO who did not participate in the plan) with regard to the achievement of the fourth and fifth EBITDA targets under the Company LTIP are as follows:

Name	Performance Award for Achievement of EBITDA Target 4 ($)(1)(2)	Performance Award for Achievement of EBITDA Target 5 ($)(1)(3)
Robert L. Evans(4)	n/a	n/a
William C. Carstanjen	1,625,000	900,000
William E. Mudd	1,250,000	700,000
James E. Gay	750,000	250,000
Alan K. Tse	250,000	125,000

(1)

These awards are not disclosed in the 2012 Summary Compensation Table on page 36 or the Grant of Plan-Based Awards Table, for Fiscal Year Ended December 31, 2012, on page 38 below because no shares were granted in 2012 pursuant to these awards. Such shares were granted in February 2013. The 2012 Summary Compensation Table and the Grant of Plan-Based Awards Table, for Fiscal Year Ended December 31, 2012, reflect the awards made pursuant to the Company LTIP related to the achievement of the third EBITDA target in 2011, because the shares related to such awards were granted in March 2012.

(2)	Amounts earned by each of the named executive officers, under Target 4, represent 100% of such executive’s payment opportunity under LTIP.

(3)

The amounts earned, under Target 5, represent 56% of the payment opportunity for Mr. Mudd, 55% of the payment opportunity for Mr. Carstanjen, 33% of the payment opportunity for Mr. Gay, and 31% of the payment opportunity for Mr. Tse.

(4)	Robert L. Evans does not participate in the Company LTIP.

2012 was the final year of the LTIP and the Company LTIP terminated on December 31, 2012. The Company has developed a new long-term incentive program that will be offered to the Company’s named executive officers (excluding Mr. Evans who will not participate in the new long-term incentive program). The key components of the aforementioned program will be restricted stock unit awards, which will vest upon the achievement of certain triggering events (time and stock performance).

Long-Term Incentives for the CEO. Mr. Evans as the CEO received a significant grant of Company stock (with both time- and performance-based vesting) as a component of his original employment agreement and his amended and restated employment agreement in 2010 and therefore he has not been, nor is he currently, a participant in the Company LTIP. The Committee believes that having a separate incentive plan for the CEO from the incentive plan for the rest of the executive team in this context is appropriate and beneficial as it allows the CEO to evaluate the Company’s long-term performance relative to the Company LTIP and make recommendations to the Committee regarding the pay of his direct reports without bias to his own compensation from the Company. Mr. Evans did not receive any equity-based awards in 2012.

Stock Options and Restricted Stock. In addition to the above long-term incentive plans for executive officers, the Company grants stock options and restricted stock without performance contingencies on a selective basis to other employees. All equity awards made during 2012 were made under the Company’s 2007 Omnibus Stock Incentive Plan, which permits grants of stock options, restricted stock and other equity awards.

Deferred Compensation Benefits

The Company’s philosophy is to provide retirement and savings benefits to executives which are commonly provided by other public companies. These benefits include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Code. The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation but no more than 5% of compensation. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 25 investment options. All assets of the 401(k) Retirement Plan are held in a trust which is intended to be qualified under Section 501 of the Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base salary and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any base salary and bonus deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a normal and typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives are selected by the Committee in its discretion. The Deferred Compensation Plan allows, but does not require, the Committee to receive input from participants regarding such investment alternatives. The current hypothetical investments selected by the Committee include 34 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table and the accompanying narrative below.

Perquisites and Other Benefits

The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for all of the named executive officers. These plans provide benefits which are similar to those provided to all employees, but extend the benefit levels to be appropriate to the income of the executive officers.

The Company’s executive perquisites are as follows:

•

Automobile allowance, including reimbursement for gas expenses, in the case of Mr. Evans, as provided for in the negotiated terms of Mr. Evans’ amended and restated employment agreement with the Company;

•	Reimbursement of spouse’s travel expenses for travel with the executive on Company business on a case-by-case basis; and

•

In lieu of paying for country club dues, professional association memberships or similar items, the Chairman and Chief Executive Officer, President and Chief Operating Officer and all Executive Vice Presidents are given an annual allowance of $10,000 to cover expenses such as these, except Mr. Gay, who is allocated $7,500.

Severance Benefits

The Committee believes that arrangements which provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that the Company may undergo a merger or be acquired or where the Company has tasked the executive to develop new markets or lines of business for the Company. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The terms of the individual agreements have been negotiated on a case by case basis with each executive at the time of hire (or in some cases, at the time of a material change in duties) as the Committee deemed necessary to induce the acceptance of employment with the Company. The Committee believes that amounts payable under each of these agreements were necessary to induce acceptance of the Company’s offer of employment or, as applicable, material change in duties and are reasonable based on the Committee’s judgment and experience.

Additional information regarding severance benefits may be found under “Potential Payments Upon Termination or Change of Control” below.

Other Material Tax and Accounting Implications

Section 162(m) of the Code limits the deductibility of certain executive compensation in excess of $1 million that is not considered “performance based” as defined by the Code. The Company seeks to maximize the tax deductibility of compensation paid to its executives wherever possible, but the Committee believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

Compensation Committee of the Board of Directors:

Leonard S. Coleman, Jr., Chairman

Craig J. Duchossois

James F. McDonald

Darrell R. Wells

2012 Summary Compensation Table

The following table provides information regarding compensation earned by each individual who served as our Chief Executive Officer in 2012, our Chief Financial Officer in 2012, and the three other executive officers employed at the end of 2012 who were the most highly compensated for 2012 (sometimes referred to in this proxy statement as the “named executive officers”).

Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert L. Evans Chairman and Chief Executive Officer	2012 2011 2010	$550,000 550,000 512,500	$-0- -0- -0-	$-0- -0- 3,960,488	$-0- -0- 2,444,400	$875,000 875,000 379,000	$78,122 76,619 71,664	$1,503,122 1,501,619 7,368,052

William E. Mudd Executive Vice President and Chief Financial Officer	2012 2011 2010	420,000 371,442 335,000	-0- -0- -0-	1,250,000 1,377,900 500,000	-0- -0- -0-	425,000 400,000 180,000	36,273 29,920 32,177	2,131,273 2,179,262 1,047,177

William C. Carstanjen President and Chief Operating Officer	2012 2011 2010	465,000 452,000 400,000	-0- -0- -0-	1,625,000 1,596,300 650,000	-0- -0- -0-	500,000 525,000 235,000	21,605 21,708 22,554	2,611,605 2,595,008 1,307,554

James E. Gay President, Churchill Downs Interactive	2012 2011 2010	286,346 241,439 192,981	-0- -0- -0-	750,000 300,000 165,000	-0- -0- -0-	180,000 120,000 100,000	14,527 14,446 9,137	1,230,873 675,885 467,118

Alan Tse Executive Vice President and General Counsel	2012 2011	290,000 221,962	60,000 20,000	150,000 -0-	-0- -0-	180,000 174,000	41,350 64,116	721,350 480,078

(1)	Except as part of a non-equity incentive plan, the only bonuses paid to the named executive officers was a signing bonus paid to Mr. Tse in 2011 for $20,000 and in 2012 for $60,000.

(2)

A discussion of the assumptions used in calculating these values may be found in Note 15 to our 2012 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. With regard to Mr. Evans, such stock option and restricted stock grants represent six-years’ worth of long-term compensation. Pursuant to the SEC executive compensation disclosure rules, the grant date fair values of all of such awards are reflected in the Summary Compensation Table as compensation to Mr. Evans in 2010. The actual value realized by Mr. Evans will be highly dependent on his continued service and the value of the Company’s stock price.

(3)

In accordance with the SEC executive compensation disclosure rules, the amounts shown for stock awards represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), but disregarding the estimate of forfeitures related to service-based vesting conditions, in connection with (i) service-based restricted stock pursuant to the Company LTIP for Mr. Carstanjen, Mr. Mudd, Mr. Tse and Mr. Gay, (ii) service- and performance-based restricted shares issued to Mr. Evans in 2010 pursuant to two separate restricted stock agreements and (iii) service-based restricted stock issued to Mr. Carstanjen and Mr. Mudd in 2011 pursuant to separate restricted stock agreements.

(4)

In accordance with the SEC executive compensation disclosure rules, the amounts shown for option awards represent the grant date fair value of awards determined in accordance with FASB ASC Topic 718 in connection with options to purchase 180,000 shares of Common Stock granted to Mr. Evans in 2010 pursuant to an option agreement. No options were awarded to named executive officers in 2012 or 2011.

(5)	Amounts in this column represent payments for performance under the Incentive Compensation Plan (“ICP”). Payment for each year shown is made by March 31 of the following year.

(6)

The table below shows the components of this column for 2012, which include the Company match for each individual’s defined contribution plan contributions, life insurance premiums, supplemental long-term disability insurance premiums and perquisites. Perquisites for Mr. Evans for 2012 include the $10,000 allowance for country club, professional association or similar membership dues and $34,737 for Mr. Evans’ ground transportation allowance. Perquisites for each of Mr. Carstanjen, Mr. Mudd and Mr. Tse for 2012 include a $10,000 allowance for country club, professional association or similar membership dues. Perquisites for Mr. Gay for 2012 include a $7,500 allowance for country club, professional association or similar membership dues. Additionally, $19,717 in relocation expense reimbursements is also included for Mr. Tse.

All Other Compensation

For Fiscal Year Ended December 31, 2012

Name	Company Contributions Under Defined Contribution Plans (a)	Life Insurance Premiums (b)	Supplemental Long-Term Disability Insurance Premiums (c)	Perquisites (d)	Total All Other Compensation
Robert L. Evans	$29,885	$1,282	$2,219	$44,737	$78,122
William E. Mudd	24,958	189	1,126	10,000	36,273
William C. Carstanjen	10,000	255	1,350	10,000	21,605
James E. Gay	5,931	116	980	7,500	14,527
Alan K. Tse	10,000	134	1,498	29,717	41,350

(a)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(b)

The named executive officers receive group life coverage equal to two times base salary with a $1 million maximum, whereas other employees receive coverage of two times base salary with a $300,000 maximum. The amounts in this column are the premiums for the named executive officers’ coverage.

(c)

The named executive officers receive long-term disability coverage equal to sixty percent (60%) of the named executive officer’s base salary with a $10,000 per month maximum in the event of a long-term disability, which benefit is taxable to the named executive officer. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the named executive officers’ supplemental coverage paid by the Company.

(d)	See Note 6 to the 2012 Summary Compensation Table on page 36.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2012

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 24.

Name	Grant Date	Estimated Future Payout under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards- Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)
Robert L. Evans	n/a	275,000	550,000	1,100,000
William E. Mudd	n/a	147,000	294,000	588,000
	3/8/2012				23,979	-0-	-0-	$1,250,000
William C. Carstanjen	n/a	174,375	348,750	697,500
	3/8/2012				31,172	-0-	-0-	$1,625,000
James E. Gay	n/a	91,269	182,538	365,076
	3/8/2012				14,387	-0-	-0-	$750,000
Alan K. Tse	n/a	87,000	174,000	348,000
	3/8/2012				2,877	-0-	-0-	$150,000

(1)

Represents annual incentive bonus opportunities under the ICP for each of the named executive officers awarded. See “Compensation Discussion and Analysis” beginning on page 24. Actual bonus payments for 2012 are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 36.

(2)	Represents restricted stock awards under the Company LTIP that will become vested in equal quarterly installments over a two-year restriction period that commenced on March 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

For Fiscal Year Ended December 31, 2012

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)		Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert L. Evans	142,500	37,500	(1)	$35.19	11/14/2016	58,906	(2)		$3,914,304	15,000 45,000	$ $	996,750 2,990,250
William E. Mudd	4,500	-0-		$52.58	10/15/2017	15,000 5,760 11,988	(3) (4) (5)	$ $ $	996,750 382,752 796,603	-0- -0- -0-		-0-
William C. Carstanjen	-0-	-0-		-0-	-0-	15,000 7,488 15,584	(3) (4) (5)	$ $ $	996,750 497,578 1,035,557	-0- -0- -0-		-0-
James E. Gay	-0-	-0-		-0-	-0-	2,304 7,192	(4) (5)	$ $	153,101 477,908	-0- -0-		-0-
Alan K. Tse	-0-	-0-		-0-	-0-	1,437	(5)		$95,489	-0-		-0-

(1)

Represents options granted to Mr. Evans on September 27, 2010, pursuant to his amended and restated employment agreement. These options vest in equal quarterly installments of 15,000 options on the last day of each calendar quarter through June 30, 2013, with an initial installment of 7,500 options that vested on September 30, 2010, and a final installment of 7,500 options that will vest on August 14, 2013.

(2)

Represents shares of restricted stock granted to Mr. Evans on September 27, 2010 pursuant to his amended and restated employment agreement that vest in quarterly installments of either 4,062 shares or 4,063 shares of restricted stock on the last day of each calendar quarter through June 30, 2016, with an initial installment of 2,032 shares of restricted stock that vested on September 30, 2011, and a final installment of 2,031 shares of restricted stock that will vest on August 14, 2016.

(3)

Represents restricted stock awarded in connection with Mr. Mudd’s and Mr. Carstanjen’s employment agreements that will become vested after restriction periods that expire on March 31, 2015 and March 21, 2014, respectively.

(4)	Represents restricted stock awards under the Company LTIP that each become vested in equal quarterly installments over a three-year restriction period that commenced on March 31, 2011.

(5)	Represents restricted stock awards under the Company LTIP that each become vested in equal quarterly installments over a two-year restriction period that commenced on March 31, 2012.

(6)	Based on the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2012 of $66.45 per share.

(7)

Represents 67,500 shares of restricted stock awarded to Mr. Evans on July 18, 2006 pursuant to his employment agreement that will vest in increments of 22,500 shares upon the Company’s share price reaching certain levels over a specified period of consecutive trading days and 30,000 shares of restricted stock awarded to Mr. Evans on September 27, 2010 pursuant to his employment agreement that will vest in increments of 15,000 shares upon the Company’s share price reaching certain levels over a specified period of consecutive trading days.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert L. Evans	130,000	$2,951,895	68,750	$4,029,003
William E. Mudd	-0-	-0-	22,211	1,354,088
William C. Carstanjen	-0-	-0-	28,876	1,760,425
James E. Gay	-0-	-0-	10,971	668,842
Alan K. Tse	-0-	-0-	1,440	87,790

(1)	Amounts reflect the market value of the stock on the day the stock vested.

Nonqualified Deferred Compensation

For Fiscal Year Ended December 31, 2012

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Robert L. Evans	$619,000	$19,885	$121,853	$-0-	$2,759,461
William E. Mudd	21,000	14,958	15,831	-0-	141,265
William C. Carstanjen	-0-	-0-	-0-	-0-	-0-
James E. Gay	-0-	-0-	-0-	-0-	-0-
Alan K. Tse	-0-	-0-	-0-	-0-	-0-

(1)	The amounts in this column are also included in the 2012 Summary Compensation Table on page 36, in the salary column or the non-equity incentive plan compensation column.

(2)

The amounts in this column are also included in the 2012 Summary Compensation Table on page 36, in the all other compensation column as a part of the Company contributions under defined contribution plans.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2012 ($)	Previous Years ($)	Total ($)
Robert L. Evans	$638,885	$1,979,929	$2,618,814
William E. Mudd	35,958	79,274	115,232
William C. Carstanjen	-0-	-0-	-0-
James E. Gay	-0-	-0-	-0-
Alan K. Tse	-0-	-0-	-0-

The Nonqualified Deferred Compensation table above shows information about the Company’s nonqualified deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan operates in a similar manner as the Company’s 401(k) plan, whereby participants can manage their self-directed accounts to allocate balances among various investment alternatives, which determine gains or losses under the plan. A company match is provided for amounts deferred above the qualified plan limits. The plan is unfunded for ERISA purposes and subject to forfeiture in the event of insolvency or bankruptcy by the Company. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the Company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers of the Company in the event of a termination of employment or a change in control (“CIC”) of the Company. The amount of compensation payable to each named executive officer in each situation upon termination of the executive as of December 31, 2012 is listed in the table below.

Name	Cash Severance Payment		Continuation of Medical / Welfare Benefits (Present Value)	Acceleration & Continuation of Equity Awards(1)		Excise Tax Gross-Up	Total Benefits
Robert L. Evans
Involuntary or good reason termination	$1,650,000		$-0-	$-0-	(3)	$-0-	$1,650,000
Change In Control without termination	-0-		-0-	4,536,777	(4)	-0-	4,536,777
Death or Disability	550,000	(2)	-0-	1,619,719	(5)	-0-	2,169,719
Involuntary or good reason termination within 2 years CIC	1,650,000		-0-	9,073,554	(6)	2,292,981	13,016,535
William E. Mudd
Involuntary or good reason termination	$1,071,000		$-0-	$996,750	(3)	$-0-	$2,067,750
Death or Disability	294,000	(2)	-0-	2,176,105	(7)	-0-	2,470,105
Involuntary or good reason termination within 2 years CIC	1,071,000		-0-	3,426,105	(8)	1,080,094	5,577,199
William C. Carstanjen
Involuntary or good reason termination	$1,220,625		$-0-	$996,750	(3)	$-0-	$2,217,375
Death or Disability	348,750	(2)	-0-	2,529,884	(7)	-0-	2,878,634
Involuntary or good reason termination within 2 years CIC	1,220,625		-0-	4,154,884	(8)	1,145,357	6,520,866
James E. Gay
Involuntary or good reason termination	$468,884		$8,743	$-0-		$-0-	$477,627
Death or Disability	-0-		-0-	631,009		-0-	631,009
Involuntary or good reason termination within 2 years CIC	468,884		8,743	1,131,009	(8)	-0-	1,608,636
Alan K. Tse
Involuntary or good reason termination	$464,000		$8,743	$-0-		$-0-	$472,743
Death or Disability	-0-		-0-	95,489		-0-	95,489
Involuntary or good reason termination within 2 years CIC	464,000		8,743	495,489	(8)	-0-	968,232

(1)

Represents the market value as of December 31, 2012 of restricted stock awards and the spread between exercise and market prices as of December 31, 2012 for option awards. For purposes of this disclosure, market value is the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2012 of $66.45 per share.

(2)	Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.

(3)

In the event of involuntary or good reason termination, Mr. Evans would vest in only those equity awards scheduled to vest up to and during the quarter in which such termination occurs; equity awards scheduled to vest after such quarter would be forfeited. This value reflects the fact that on December 31, 2012, Mr. Evans would have fully vested in those equity awards scheduled to vest during the quarter and thus no awards pertaining to the quarter would have remained unvested and subject to acceleration of vesting. With regard to Mr. Carstanjen and Mr. Mudd, this value reflects the market value of the unvested restricted stock granted to each of them in accordance with their employment agreements.

(4)

Represents the market value of fifty percent (50%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2012. In the event of a change in control, Mr. Evans would immediately vest in fifty percent (50%) of his unvested equity awards as of the time of the change in control; remaining unvested equity awards would continue to vest based on existing vesting schedules.

(5)	Represents 18 months accelerated vesting of 24,375 shares of restricted stock pursuant to the terms of Mr. Evans’ employment agreement.

(6)

Represents the market value of one hundred percent (100%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2012. In the event of involuntary or good reason termination within two years of a change in control, Mr. Evans would vest in any then-remaining unvested equity awards.

(7)

Represents one hundred percent 100% of the earned but unvested awards under the Company LTIP and, with respect to Mr. Carstanjen and Mr. Mudd, the accelerated vesting of the restricted stock granted to each of them in accordance with their employment agreements.

(8)

Includes (i) one hundred percent 100% of the earned but unvested awards under the Company LTIP and (ii) fifty percent (50%) of unforfeited long-term incentive opportunities remaining to each of Mr. Carstanjen, Mr. Mudd, Mr. Gay and Mr. Tse as of December 31, 2012 under the Company LTIP. The Company LTIP provides that amounts related to accelerated vesting of awards or acceleration of unforfeited long-term incentive opportunities shall be paid in Company stock, except that the Company’s Compensation Committee may, in the exercise of its discretion, pay such amounts in cash.

Non-Compete and Non-Solicit Provisions

Pursuant to each of the agreements with Mr. Evans and Mr. Tse, each executive is subject to a two year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company. Additionally, Mr. Evans and Mr. Tse are subject to a two year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company. Mr. Carstanjen and Mr. Mudd are subject to (i) a one year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company and (ii) a one year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Severance Benefits. The employment agreements provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Evans. Cash payments equal to the product of 1.5 times the sum of (a) his base salary plus (b) his target bonus for the year of termination of employment, payable in equal installments over 18 months; continued vesting of equity incentives, and health and welfare benefits, each through the end of the calendar quarter in which the termination occurs, provided, such medical benefits shall be reduced or eliminated to the extent Mr. Evans receives similar benefits from a subsequent employer.

Mr. Carstanjen and Mr. Mudd. Cash payments equal to the product of 1.5 times the sum of (a) his base salary plus (b) his target bonus for the year of termination of employment, payable in equal installments over 18 months; health and welfare benefits, each through the end of the calendar quarter in which the termination occurs, provided, such medical benefits shall be reduced or eliminated to the extent either receives similar benefits from a subsequent employer. Both will also receive accelerated vesting of any restricted stock pursuant to the terms of the applicable grant agreement.

Mr. Tse. If terminated within the first 18 months of employment, the severance benefits shall be 12 months base salary then in effect; any additional severance due under the Company’s executive severance plan; pro-rata annual bonus for the year payable at target.

Mr. Gay. If terminated Mr. Gay is entitled to the standard benefits provided to our executives under the Executive Severance Policy.

The Company’s executive severance plan provides severance equal to four weeks of salary per year of service (up to a maximum of 52 weeks) for Executive Vice Presidents, three weeks of salary per year of service (up to a maximum of 26 weeks) for Senior Vice Presidents and two weeks of salary per year of service for Vice Presidents (up to a maximum of 26 weeks) in the case of Job Elimination. Job Elimination is the involuntary separation of an executive without cause due to elimination of an executive’s position or duties due to a restructuring, cost containment, or other reasons not related to job performance. Therefore, this plan does not provide a severance payment to an executive who is terminated due to poor performance.

Change in Control Benefits. The employment agreement for Mr. Evans also provides for the following change in control provisions. Upon a change in control, as defined in his agreement, 50% of any unvested equity grants made as part of his employment agreement, as amended and restated, will vest. If Mr. Evans is terminated within two years following a change in control, he will receive severance as provided above, the vesting on the remaining unvested equity from his initial grant will be accelerated, and the Company will provide full tax gross-up payments on any excise taxes under Code Section 280G, which provides for a 20% additional tax on certain payments made upon a change in control.

Mr. Carstanjen and Mr. Mudd are also entitled, under the terms of their employment agreements, to full tax gross-up payments on any excise taxes under Code Section 280G if either of them is terminated within two years following a change in control.

The Company LTIP, in which Mr. Carstanjen, Mr. Mudd, Mr. Gay and Mr. Tse participate, provides that one hundred percent (100%) of the earned but unvested awards and fifty percent (50%) of any then-outstanding but unearned awards will vest if a participant is terminated within twenty-four (24) months of a change in control.

Mr. Carstanjen and Mr. Mudd have received restricted stock grants from the Company in connection with their employment agreements. Under the terms of the grant agreements entered into with Mr. Carstanjen and Mr. Mudd pursuant to the Company’s 2007 Omnibus Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon the occurrence of both a change in control and the subsequent termination of the recipient, unless the terms of such recipient’s employment agreement specify otherwise.

Equity Compensation Plan Information (1)

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	200,896	(3)(4)	$36.30	1,333,454	(6)
Equity compensation plans not approved by security holders (5)	65,000		$36.16	-0-
Total	265,896		$36.27	1,333,454

(1)

This table includes (i) aggregate data, including pricing, for shares presently committed under all equity compensation plans of the Company as of the end of the most recently completed fiscal year and (ii) aggregate data for shares still available to be issued under those plans.

(2)

The equity compensation plans of the Company which have been approved by the shareholders of the Company are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”), the Churchill Downs Incorporated 1993 Stock Option Plan (“1993 Plan”), the Churchill Downs Incorporated 1997 Stock Option Plan (“1997 Plan”), the Churchill Downs Incorporated 2003 Stock Option Plan (“2003 Plan”), the Churchill Downs Incorporated 2004 Restricted Stock Plan (“Restricted Stock Plan”) and the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (“2007 Plan”) and certain stock options and restricted stock awards granted to the CEO as a part of his employment agreement. The 1993 Plan, the 1997 Plan and the 2003 Plan each allow one- to three-year option vesting periods and require that options expire ten (10) years after the date of grant, if not earlier under certain circumstances. The Restricted Stock Plan allows for the award of stock subject to certain conditions and restrictions as determined by the Compensation Committee at the time of the award. The 2007 Plan allows the Compensation Committee the flexibility to design compensatory awards that are responsive to the Company’s needs. Awards under the 2007 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted share units, performance shares or performance units.

(3)

Of this total, zero (0) shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 1997 Plan, 200,896 shares (of which 180,000 shares are tied to a grant award made to the CEO in 2010 pursuant to his employment agreement) of Common Stock of the Company are issuable upon the exercise of outstanding options granted under the 2007 Plan and zero (0) shares of Common Stock of the Company are issuable upon the exercise of outstanding options granted to the CEO of the Company as a part of his employment agreement. The total does not include 92,450 outstanding shares of Common Stock which have been awarded under the Restricted Stock Plan and the 2007 Plan, as of December 31, 2012, which are unvested and over which the participants have neither voting nor dispositive power until the lapse of the restriction period.

(4)

Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at fiscal year’s end and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

As a part of his employment agreement, the CEO of the Company was granted 65,000 restricted stock units representing shares of Common Stock of the Company, which vest quarterly over a 5 year period beginning with the end of the third calendar quarter of 2006. The CEO of the Company is entitled to receive the shares underlying the restricted stock units (along with a cash payment equal to accumulated dividend equivalents beginning with the lapse of forfeiture, plus interest at a 3% annual rate) six months after termination of employment. The restricted stock units were granted to the CEO of the Company as a material inducement to enter into the employment agreement.

(6)

Of this total, as of December 31, 2012, 96,838 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 1,236,616 shares of Common Stock of the Company remained available for future issuance under the 2007 Plan. Stock awards under the 2007 Plan, other than stock options, will be counted against the maximum number of shares as to which stock awards may be granted on a ratio of 2-to-1.

Certain Relationships and Related Transactions

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including, without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

During the past fiscal year, the Company did not engage in any transactions in which any director, officer or 5% shareholder of the Company had any material interest, except as described below.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering or the Louisiana State Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

Churchill Downs Incorporated

Audit Committee Report

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of three directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the Securities and Exchange Commission and the NASDAQ exchange to be considered an “independent director.” The Board has also determined that one member, Daniel P. Harrington, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee has an Audit Committee Charter (the “Charter”), which was re-approved by the Board on March 8, 2012. The Charter sets forth certain responsibilities of the Committee, which include monitoring and oversight of the financial reporting process, the system of internal controls, the internal audit function, the independent auditors, the Company’s procedures for legal and regulatory compliance, and the Company’s risk management practices. The Committee’s job is one of oversight and the Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

•

Met four (4) times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2012; at each of such meetings, the Committee met in executive session with the Company’s Chief Compliance Officer.

•

Discussed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which sets forth required communication between independent auditors and audit committees.

•

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

•

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

•	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

•	Discussed with management and the independent auditors the quality of the Company’s internal controls.

•	Reviewed and approved all related person transactions.

•	Self-evaluated the effectiveness of the Committee.

•	Evaluated the effectiveness of the Company’s internal audit function.

•

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company and reviewed compliance with such steps.

•

Reviewed and approved the 2012 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

•

In February 2013, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2013. The Committee also reviewed and pre-approved the 2013 audit fees for services related to the first quarter Form 10-Q review.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Daniel P. Harrington, Chairman

R. Alex Rankin

Darrell R. Wells

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the Securities and Exchange Commission with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the Securities and Exchange Commission or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements, except in the following instances: the Company filed late Form 4s for Leonard S. Coleman, Jr., Richard L. Duchossois, Robert L. Fealy, Daniel P. Harrington, James F. McDonald, and R. Alex Rankin in connection with dividends paid (on deferred compensation) in the form of restricted stock units to each director.

Multiple Shareholders Sharing the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “house holding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “house holding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “house holding” communications to your address, “house holding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “house holding” and would prefer to receive a separate Proxy Statement, please notify your broker. You may direct your written request for a copy of the Proxy Statement to Churchill Downs Incorporated, Attn: Bridgett Gatewood, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, or at (502) 636-4400. If your broker is not currently “house holding” (i.e., you received multiple copies of the Company’s Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker.

Proposals by Shareholders

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and Proxy for presentation at the annual meeting of shareholders to be held in 2014 must be received by the Company at the principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, Attention of the Secretary, no later than November 25, 2013. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2014 annual meeting of shareholders must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2014 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than January 23, 2014, and no sooner than December 24, 2013. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert L. Evans
Chairman and Chief Executive Officer
Alan K. Tse
Executive Vice President and General Counsel

Louisville, Kentucky

March 25, 2013

PLEASE SIGN AND RETURN THE ENCLOSED PROXY

OR VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

CHURCHILL DOWNS INCORPORATED ATTN: INVESTOR RELATIONS 600 N. HURSTBOURNE PARKWAY, STE. 400 LOUISVILLE, KY 40222

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Churchill Downs Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M52842-P32286	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHURCHILL DOWNS INCORPORATED The Board of Directors recommends that you		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on theline below.
vote FOR the following:		☐	☐	☐
Vote On Directors
1. Election of Class II Directors for a term of three (3) years (Proposal No. 1)
Nominees:
01) Ulysses L. Bridgeman, Jr.
02) Richard L. Duchossois
03) James F. McDonald
04) R. Alex Rankin

Vote On Proposals
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.    Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for Churchill Downs Incorporated for the year ending December 31, 2013 (Proposal No. 2).

						☐	☐	☐

3. Proposal to approve, by non-binding advisory vote, executive compensation. (Proposal No. 3).						☐	☐	☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

(Please sign this Proxy exactly as name(s) appears(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title.)

					Please indicate if you plan to attend this meeting.	Yes ☐	No ☐
☐

UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 2, NO. 3 AND FOR THE ELECTION OF ALL CLASS II DIRECTORS DESIGNATED UNDER PROPOSAL NO. 1. Please sign, date and return this Proxy promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M52843-P32286

PROXY CHURCHILL DOWNS INCORPORATED

600 N. Hurstbourne Parkway, Ste. 400

Louisville, Kentucky 40222

ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 2013

to be held at Arlington International Racecourse

located at 2200 W. Euclid Avenue, Arlington Heights, Illinois 60006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Fealy and Leonard S. Coleman, Jr., and any of them, as Proxies with full power to appoint a substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the undersigned at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2013, or any adjournment thereof, hereby revoking any Proxy heretofore given.

Continued and to be signed on reverse side